EXHIBIT 10.31.3

AMENDED SEVERANCE AGREEMENT

This AMENDED SEVERANCE AGREEMENT (this “Agreement”) is entered into and is effective as of , 2018 by and between Cortland Bancorp, an Ohio corporation, and David J. Lucido (the “Executive”), Senior Vice President and Chief Financial Officer of Cortland Bancorp and The Cortland Savings and Banking Company, an Ohio-chartered bank and wholly owned subsidiary of Cortland Bancorp (the “Bank”).

WHEREAS, recognizing the contributions to the profitability, growth, and financial strength of Cortland Bancorp and the Bank that the Executive has made and is expected to continue to make, intending to assure itself of the current and future continuity of management and establish minimum severance benefits for certain officers and other key employees and ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a change in control arises, and finally desiring to provide additional inducement for the Executive to remain in the employ of Cortland Bancorp and the Bank, Cortland Bancorp desires to enter into a severance agreement with the Executive,

WHEREAS, Cortland Bancorp and the Executive intend that this Agreement amend and restate in its entirety the November 24, 2015 Severance Agreement between the Executive and Cortland Bancorp, and

WHEREAS, as of the effective date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 C.F.R. 359.1(f)(1)(ii)] exists or, to the best knowledge of Cortland Bancorp, is contemplated insofar as Cortland Bancorp or any of its subsidiaries is concerned.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Termination after a Change in Control. (a) Cash benefit for termination after a Change in Control. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, in either case within 24 months after a Change in Control, five business days after the Executive’s employment termination Cortland Bancorp will pay to the Executive cash equal to two times the Executive’s compensation. For this purpose the Executive’s compensation means the sum of (x) the Executive’s base salary when the Change in Control occurs or when employment termination occurs, whichever amount is greater, including salary deferred at the Executive’s election, plus (y) any bonus awarded for the most recent whole calendar year before the year in which the Change in Control occurs or for the most recent whole calendar year before the year in which employment termination occurs, whichever amount is greater, regardless of whether the bonus is paid in the year earned and regardless of whether the bonus is vested or subject to elective deferral. The term bonus means cash or non-cash compensation of the type that under SEC rules is required to be reported by accelerated filers as bonus in the Summary Compensation Table, specifically Regulation S-K Item 402 (17 C.F.R. 229.402, currently Item 402(c)(2)(iv)). The amount payable under this section 1(a) will not be reduced to account for the time value of money or discounted to present value.

(b) Possible payment delay because of Internal Revenue Code section 409A. If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if the cash severance benefit under section 1(a) is considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the benefit under section 1(a) will be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

(c) Change in Control defined. For purposes of this Agreement the term Change in Control means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(1) Change in ownership: a change in ownership of Cortland Bancorp occurs on the date any one person or group accumulates ownership of Cortland Bancorp stock constituting more than 50% of the total fair market value or total voting power of Cortland Bancorp stock,

(2) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Cortland Bancorp stock possessing 30% or more of the total voting power of Cortland Bancorp stock, or (y) a majority of Cortland Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Cortland Bancorp’s board of directors, or

(3) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Cortland Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Cortland Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Cortland Bancorp’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Cortland Bancorp’s assets or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(d) Involuntary termination with Cause defined. For purposes of this Agreement, involuntary termination of the Executive’s employment is an involuntary termination with Cause if the Executive commits any of the following acts –

(1) an act of fraud, embezzlement, or theft while employed by Cortland Bancorp or the Bank, or conviction of or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or

(2) gross negligence, insubordination, disloyalty, or dishonesty in the performance of duties as an officer of Cortland Bancorp or the Bank; willful or reckless failure to adhere to Cortland Bancorp’s or the Bank’s written policies; intentional wrongful damage to the business or property of Cortland Bancorp or the Bank, including, without limitation, its reputation, which in Cortland Bancorp’s sole judgment causes material harm to Cortland Bancorp or the Bank; breach of fiduciary duties to Cortland Bancorp and its stockholders, whether in the Executive’s capacity as an officer or as a director of Cortland Bancorp or the Bank,

(3) removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(4) intentional wrongful disclosure of secret processes or confidential information of Cortland Bancorp or the Bank, which in Cortland Bancorp’s sole judgment causes material harm to Cortland Bancorp or the Bank, or

(5) any actions that cause the Executive to be terminated for cause under any employment agreement existing on the date hereof or hereafter entered into between the Executive and Cortland Bancorp or the Bank, or

(6) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of Cortland Bancorp or the Bank, under a blanket bond or other fidelity or insurance policy covering directors, officers, or employees.

For purposes of this Agreement, no act or failure to act on the Executive’s part will be considered intentional if it is due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part is intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in Cortland Bancorp’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Cortland Bancorp is conclusively presumed to be in good faith and in Cortland Bancorp’s best interests.

(e) Voluntary termination with Good Reason defined. For purposes of this Agreement, a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x) a voluntary termination by the Executive is a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason means the occurrence of any of the following without the Executive’s advance written consent –

1) a material diminution of the Executive’s base salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4) a material diminution in the budget over which the Executive retains authority,

5) a material change in the geographic location at which the Executive must perform services, or

6) any other action or inaction that constitutes a material breach by Cortland Bancorp of this Agreement.

(y) the Executive must give notice to Cortland Bancorp of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and Cortland Bancorp has 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

2. Additional Benefits after Employment Termination. (a) If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, in either case within 24 months after a Change in Control, Cortland Bancorp will provide at Cortland Bancorp’s expense and on behalf of the Executive a benefit consisting of reimbursement by Cortland Bancorp of a portion of the Executive’s cost to continue medical, dental, accident, disability, and life insurance coverage substantially identical to the coverage maintained for the Executive at termination, except to the extent coverage may be changed in its application to all employees, including reimbursement of a portion of the Executive’s cost to obtain coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) [Pub. L. 99-272, 100 Stat. 82]. Regardless of whether it is sufficient to reimburse the Executive’s entire monthly cost for continued medical, dental, accident, disability, and life insurance coverage, the amount of the Employer’s reimbursement under this section 2(a) is equal to the monthly medical, dental, accident, disability, and life insurance premium cost incurred by Cortland Bancorp and the Bank on account of the Executive’s participation in Cortland Bancorp and the Bank’s medical, dental, accident, disability, and life insurance plan in the month immediately before the month in which the Executive’s employment terminated. If providing the medical, dental, accident, disability, and life insurance coverage reimbursement benefit would result in Cortland Bancorp or any of its affiliates breaching the terms of any insurance policy with an applicable insurer or incurring any penalty or additional tax for failing to comply with any applicable law, instead of receiving the insurance coverage reimbursement benefit the Executive will be entitled to elect continuation coverage under COBRA section 4980B(f) and, beginning with the first payroll period after the first day of the seventh month after the month in which the Executive’s employment terminates, Cortland Bancorp will pay to the Executive a monthly cash amount equal to the monthly premium amount the Employer would have paid for the Executive’s medical, dental, accident, disability, and life coverage had the Executive remained actively employed, less any applicable tax withholdings (each such payment, an “Employer Payment”). The first Employer Payment will include the amount that the Executive would have received in the seven-month period after the date of employment termination had the Executive otherwise received the Employer Payments during the seven-month period. Any benefit provided by Cortland Bancorp in accordance with the preceding sentences after employment termination will not count toward the medical and dental plan’s obligation to provide continuation coverage under COBRA or any applicable provision of Cortland Bancorp and the Bank’s health plans that provide for continuing coverage for the Executive, and the last day of the post-termination period in which the Executive is entitled to the benefit under this section will be deemed to be the date of the Executive’s “qualifying event” for purposes of COBRA, provided that if application of this sentence would result in Cortland Bancorp or any of its affiliates incurring any penalty or additional tax for failing to comply with any applicable law, this section will be applied without giving effect to this sentence.

(b) Cortland Bancorp’s obligation to pay benefits under section 2(a) will terminate on the first to occur of (w) the date the Executive becomes eligible for medical, dental, accident, disability, and life insurance coverage under plans provided by another employer, (x) the Executive’s death, or (y) 36 months after the Executive’s employment terminates. Termination of the benefit under section 2(a) does not, however, relieve Cortland Bancorp of its obligation to make a reimbursement payment due but not yet paid to the Executive. Section 2 will not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of Cortland Bancorp and the Bank’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

3. Termination for Which No Benefits Are Payable. The Executive is not entitled to benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by Cortland Bancorp or the Bank, or if the Executive becomes totally disabled while actively employed by Cortland Bancorp or the Bank. For purposes of this Agreement, the term totally disabled means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability will be determined solely by such benefit plans or arrangements as Cortland Bancorp or the Bank may have with the Executive relating to death or disability, not by this Agreement. This section 3 does not apply to or operate to prevent payment of special compensation to which the Executive is entitled under section 18 after employment termination.

4. Term of Agreement. The initial term of this Agreement is three years, commencing on the effective date of this Agreement first written above. On the first anniversary of the effective date of this Agreement and on each anniversary thereafter this Agreement will be extended automatically for one additional year, unless Cortland Bancorp’s board of directors gives notice to the Executive in writing at least 90 days before the anniversary that the term will not be extended. If the board of directors determines not to extend the term, the board will promptly notify the Executive. References herein to the term of this Agreement mean the initial term and extensions of the initial term. Unless terminated earlier, this Agreement terminates when the Executive attains age 65. If the board of directors decides not to extend the term of this Agreement, this Agreement nevertheless remains in force until its term expires.

5. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that nothing in this Agreement gives the Executive any rights or impose any obligations to continued employment by Cortland Bancorp or the Bank or successor of Cortland Bancorp.

6. Payment of Legal Fees. Cortland Bancorp is aware that after a Change in Control management could cause or attempt to cause Cortland Bancorp to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause Cortland Bancorp to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. Cortland Bancorp desires that the Executive not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. Cortland Bancorp desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control it appears to the Executive that (x) Cortland Bancorp has failed to comply with any of its obligations under this Agreement or (y) Cortland Bancorp or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Cortland Bancorp irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at Cortland Bancorp’s expense as provided in this section 6, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against Cortland Bancorp or any director, officer, stockholder, or other person affiliated with Cortland Bancorp, in any jurisdiction. Despite any existing or previous attorney-client relationship between Cortland Bancorp and any counsel chosen by the Executive under this section 6, Cortland Bancorp irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and Cortland Bancorp and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive will be paid or reimbursed to the Executive by Cortland Bancorp on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, whether suit is brought or not, and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. Cortland Bancorp’s obligation to pay the Executive’s legal fees under this section 6 operates separately from and in addition to any legal fee reimbursement obligation Cortland Bancorp may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Despite anything in this Agreement to the contrary, however, Cortland Bancorp is not required to pay or reimburse the Executive’s legal expenses if doing so violates section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

7. Withholding of Taxes. Cortland Bancorp may withhold from any benefits payable under this Agreement all federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8. Successors and Assigns. (a) This Agreement is binding on Cortland Bancorp’s successors. This Agreement is binding upon and enforceable by Cortland Bancorp and any successor to Cortland Bancorp, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Cortland Bancorp by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and Cortland Bancorp’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by Cortland Bancorp. By agreement in form and substance satisfactory to the Executive, Cortland Bancorp will require any successor to all or substantially all of the business or assets of Cortland Bancorp expressly to assume and agree to perform this Agreement in the same manner and to the same extent Cortland Bancorp would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement inures to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c) This Agreement is personal. This Agreement is personal in nature. The Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8, Cortland Bancorp has no liability to pay any amount to the assignee or transferee.

9. Notices. Any notice under this Agreement will be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice is properly addressed to the Executive if addressed to the address of the Executive on the books and records of Cortland Bancorp at the time of the delivery of the notice, and properly addressed to Cortland Bancorp if addressed to the Board of Directors, Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410, Attention: Corporate Secretary.

10. Captions and Counterparts. The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together constitute one and the same agreement.

11. Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by the Executive and by Cortland Bancorp. No waiver by either party hereto at any time of any breach by the other party hereto or waiver of compliance with any condition or provision of this Agreement to be performed by the other party is a waiver of other provisions or conditions at the same or at any other time.

12. Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision does not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

13. Governing Law. The validity, interpretation, construction, and performance of this Agreement are governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of the State of Ohio.

14. Entire Agreement. This Agreement constitutes the entire agreement between Cortland Bancorp and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter have been made by either party that are not set forth expressly in this Agreement. As of the effective date of this Agreement the November 24, 2015 Severance Agreement is void and of no force or effect.

15. No Mitigation Required. Cortland Bancorp hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after termination and (y) to measure the amount of damages the Executive suffers because of termination. Additionally, Cortland Bancorp acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Cortland Bancorp further acknowledges that the payment of benefits by Cortland Bancorp under this Agreement is reasonable and will be liquidated damages. The Executive is not required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

16. Internal Revenue Code Section 409A. Cortland Bancorp and the Executive intend that their exercise of authority or discretion under this Agreement comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments or benefits under this Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive is not entitled to the payments or benefits until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments will be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision will nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, Cortland Bancorp will reform the provision. However, Cortland Bancorp will maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Cortland Bancorp is not required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

17. No Violation of Golden Parachute Rules. Cortland Bancorp, the Bank, and the Executive acknowledge and agree that any payment to the Executive under this Agreement and any agreement to make a payment to the Executive are or may be subject to the golden parachute limitations of 12 U.S.C. 1828(k) and FDIC rules at 12 C.F.R. Part 359. Cortland Bancorp, the Bank, and the Executive acknowledge and agree that if any payment or agreement to make a payment under this Agreement would be considered a golden parachute payment under 12 C.F.R. 359.1(f), neither Cortland Bancorp nor the Bank has a contractual or other obligation to make the payment to the Executive, and the agreement to make the payment is void, unless (x) the payment receives the prior approval of the appropriate Federal banking agency, if required at that time by 12 U.S.C. section 1828(k), 12 C.F.R. Part 359, or other federal or state laws, rules or regulations, and (y) the obligation and the payment comply in all other respects with 12 U.S.C. section 1828(k), 12 C.F.R. Part 359, and other federal and state laws, rules or regulations, to the extent applicable at the time.

18. Restrictions on the Executive’s Post-Employment Activities. The restrictions in this section 18 have been negotiated, presented to, and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement. Cortland Bancorp’s decision to enter into this Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this section 18.

(a) Promise of no solicitation. The Executive promises and agrees that during the Restricted Period (as defined below) and in the Restricted Territory (as defined below) the Executive will1:

1. not directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Bank during the two years immediately before the Executive’s employment termination with the Bank,

2. not directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of the Bank to alter that person or entity’s business relationship with the Bank in any respect, and

3. not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Bank.

(b) Promise of no competition. The Executive promises and agrees that during the Restricted Period in the Restricted Territory the Executive will not engage, undertake, or participate in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by the Bank to Customers during the two years immediately before the Executive’s employment termination with the Bank, or (y) as offered by the Bank to any of its Customers during the Restricted Period.2 Subject to the above provisions and conditions of this subparagraph (b), the Executive promises that during the Restricted Period the Executive will not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing these prohibited Financial Products or Services that is located in or conducts business in the Restricted Territory.

(c) Promise of no raiding/hiring. The Executive promises and agrees that during the Restricted Period the Executive will not solicit or attempt to solicit and will not encourage or induce in any way any employee, joint venturer, or business partner of Cortland Bancorp or the Bank to terminate an employment or contractual relationship with Cortland Bancorp or the Bank. The Executive agrees that the Executive will not hire any person employed by Cortland Bancorp or the Bank during the two-year period before the Executive’s employment termination with the Bank or any person employed by Cortland Bancorp or the Bank during the Restricted Period.

(d) Promise of no disparagement. The Executive promises and agrees that during the Restricted Period the Executive will not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of Cortland Bancorp or the Bank. Cortland Bancorp and the Bank likewise promise and agree that during the Restricted Period Cortland Bancorp and the Bank will not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.

[1]

For example, the promise of no solicitation applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for, or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

[2]

For example, the promise of no competition applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for, or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

(e) Acknowledgment. The Executive and Cortland Bancorp acknowledge and agree that the provisions of this section 18 have been negotiated and carefully determined to be reasonable and necessary for the protection of legitimate business interests of Cortland Bancorp and the Bank. Both parties agree that a violation of section 18 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief. If a breach or threatened breach by the Executive of any provision of this Agreement occurs, Cortland Bancorp, including its successors and assigns, is entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Agreement and to institute an action against the Executive to recover damages from the Executive for the breach. These remedies for default or breach are in addition to any other remedy or form of redress provided under Ohio law. The parties acknowledge that the provisions of this section 18 survive termination of the employment relationship and are enforceable by Cortland Bancorp and Cortland Bancorp’s successors and assigns. The parties agree that if any of the provisions of this section 18 are deemed unenforceable by a court of competent jurisdiction, the unenforceable provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement. Without limiting the generality of the foregoing, without limiting the remedies available to Cortland Bancorp for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of section 18 the Executive forfeits on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with Cortland Bancorp or the Bank.

(f) Definitions:

1. “Restricted Period,” as used herein, means the one-year period immediately after the Executive’s termination and/or separation of employment with Cortland Bancorp or the Bank, regardless of the reason for termination and/or separation and regardless of whether the term of this Agreement expires before the Executive’s employment termination or expires under section 5 during the one-year period immediately after the Executive’s termination and/or separation of employment with the Bank. The Restricted Period will be extended in an amount equal to any time period during which a violation of section 18 of this Agreement is proven.

2. “Restricted Territory,” as used herein, means all of Trumbull, Portage, and Mahoning Counties in Ohio.

3. “Customer,” as used herein, means any individual, joint venturer, entity of any sort, or other business partner of Cortland Bancorp or the Bank with, for, or to whom Cortland Bancorp or the Bank has provided Financial Products or Services during the last two years of the Executive’s employment with Cortland Bancorp or the Bank, or any individual, joint venturer, entity of any sort, or business partner whom Cortland Bancorp or the Bank has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with Cortland Bancorp or the Bank.

4. “Financial Products or Services,” as used herein, means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Cortland Bancorp or the Bank or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with Cortland Bancorp or the Bank.

(g) Special compensation. The Executive and Cortland Bancorp acknowledge and agree that the post-employment restrictions in this section 18 apply in the Restricted Period without regard to whether a Change in Control has previously occurred. Because the Executive may be subject to the post-employment restrictions of this section 18 without also being entitled to Change-in-Control benefits under this Agreement, Cortland Bancorp hereby agrees that the Executive is entitled to one times compensation, as the term compensation is defined in section 1(a), under this section 18(g), payable in a single lump sum, without reduction to account for the time value of money or discounting to present value, except that the Executive is not entitled to any compensation under this section 18(g) if (x) the Executive is entitled to receive or has received Change-in-Control compensation under this Agreement or (y) the Executive’s employment termination is on account of retirement or occurs after the Executive attains age 65. The provisions of section 3, prohibiting payment of severance in specified cases, do not apply to or operate to prevent payment of special compensation to which the Executive is entitled under this section 18 after employment termination.

The special compensation payable under this section 18(g) will be paid to the Executive five days after the Executive’s employment termination, but if when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if the special compensation payable under this section 18(g) would be considered nonqualified deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, rather than being payable five days after employment termination the special compensation payable under this section 18(g) will be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates.

(h) Enforcement by successors. The provisions of this section are binding upon and enforceable by Cortland Bancorp and any successor to Cortland Bancorp, including any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of Cortland Bancorp by purchase, merger, consolidation, reorganization, or otherwise. The Executive’s consent is not necessary for any assignment or transfer of the rights and obligations of this section that occurs or is deemed to occur as the result of any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of Cortland Bancorp by purchase, merger, consolidation, reorganization, or otherwise.

IN WITNESS WHEREOF, the parties have executed this Amended Severance Agreement as of the date first written above.

EXECUTIVE	CORTLAND BANCORP

By:
David J. Lucido		James M. Gasior
	Its:	President and Chief Executive Officer

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